Exhibit 99.1

Biodiesel — Fueling A Better Future
October 2007 Newsletter
Volume 3, Number 6
Special Edition

For the past couple of months, the biodiesel industry has been a difficult one in which to operate and maintain profitability. During this time several plants that were designated for completion and start up have been delayed; while others that have been started either have had to shut down completely or have not been able to function at full capacity. Currently, there are numerous biodiesel plants that were designed for operation around the clock that are only operating one shift per day, and even then they are only operating five days per week. During that same time period, the Western Iowa Energy (WIE) plant has been operating at a level greater than full capacity.
The biodiesel that is made at the WIE facility can be made from soybean oil (refined or crude), from a variety of other vegetable-based oils, and from several animal fat products. Of the vegetable-based oils, we have used both crude and RB (refined & bleached) soybean oils, corn oil, and palm oil; and of the animal fat products, we have used pork and beef fats to produce the fuel that we have shipped from our factory. We also intend to use some poultry fat in the near future. In today’s market, soybean oil offers the best combination of cost, quality, and processing efficiencies of all of the vegetable oils. In spite of an increasing acceptance of animal fat-based biodiesel, we find that the marketplace is unwilling to accept biodiesel blends containing an animal fat component that exceeds 10% to 15% of our total production. Further, because we will soon be experiencing colder temperatures, it is likely that the marketplace will accept only lower percentage animal fat blends because of cold flow characteristics associated with higher animal fat biodiesel blends that makes them unsuitable for use during the winter months in colder climates.
One of the largest risks associated with biodiesel production has always been its sensitivity to feedstock prices. Changes in the price of feedstock significantly affect our profitability because there is little or no correlation between the cost of feedstock and the price of biodiesel, which is largely determined by the cost of petroleum-based diesel fuel. Hence without some type of biodiesel use mandate, we are unable to pass along increased feedstock prices to our biodiesel customers.
On Friday, September 28, December soybean oil as traded at the Chicago Board of Trade (CBOT) closed at 40¢ per pound. At that price, the cost of the feedstock used in our biodiesel production process constitutes just less than 85% of the overall cost of producing biodiesel, which makes our cost to produce biodiesel approximately $3.50 per gallon. Even with the petroleum pricing increases that have been experienced and with crude oil trading for about $82 per barrel, the price of petroleum diesel remains below our cost of producing biodiesel. The unhappy truth is that currently we are losing money on every gallon of biodiesel that we are producing and selling.
In light of current industry conditions, management and the board of directors of WIE met for several hours over the weekend of September 23 to evaluate market conditions and attempt to determine the proper strategy to maneuver through these troubled waters. As a result of the discussions at the meeting, the WIE management team has implemented some actions that we hope will retain our ability to service our good customers; reduce a drain on the cash reserves for WIE; and maintain WIE’s ability to resume our leadership position in this industry when the costs for feedstock return to a more acceptable level. At the same time, a steering committee from the Board of Directors and management are meeting on a regular basis to review industry conditions and to adjust our decisions as needed.
In spite of the current conditions, we remain optimistic regarding the future of biodiesel and the industry as a whole. The biodiesel market has grown. The National Biodiesel Board estimates that there will be over 300 million gallons of biodiesel marketed in the United States during 2007. That volume has grown from the 25 million gallons that were marketed in the U.S. during 2004. The industry is being actively supported by other industry partners, such as the American Truckers Association; and our current customer base includes the Pilot Travel Stops, Kum & Go, Safeway Stores, as well as local vendors Al’s Corner and Star Energy. WIE’s biodiesel plant has received certification to supply large petroleum refiner’s terminals within the Chevron and Conoco-Phillips organizations. The biodiesel industry is being actively supported from “both sides of the political aisle”. Political agents from all parties are actively seeking ways to support us and our participation in the production of “green” energy. In addition to the dollar-per-gallon tax credit through the IRS, which we are optimistic will be extended beyond 2008, biodiesel has carved out its niche within the Renewable Fuel Standard. Through WIE’s association with the Renewable Energy Group, Inc. (REG), we have considerable lobbying efforts currently underway in Washington DC and in Des Moines.
This current situation is a great challenge to those of us who are involved on a daily basis. We are watching the market influences very carefully; and we stand ready to make the necessary decisions about the future of our business as the circumstances dictate.

What flammability hazards are present in a biodiesel production facility?
Biodiesel production involves the use of alcohol (methanol or ethanol) for transesterification. Methanol, which has a flash point of 52°F, and ethanol, which has a flash point of 55°F, are classified as Class I-B flammable liquids. Such liquids are substances having flash points lower than 73°F (22.8°C) and a boiling point more than 100°F (37.8°C), according to Occupational Safety & Health Administration code 1910.106. Both can readily catch fire at room temperature.
For a fuel to catch fire there must be an adequate supply of oxygen and an ignition source. There are numerous ignition sources at a biodiesel production site—electrical wiring, static electricity, friction, cutting/welding and smoking.
Following are a few fire safety tips:
•	Process equipment and piping must be grounded. Grounding reduces the potential for static sparks by eliminating charge build up.

•	Electrical equipment must be explosion proof in accordance with the National Electrical Code (NEC) requirements.

•
Fire fighting equipment must be present at the production site. Dry chemical extinguishers are recommended for small fires and alcohol-resistant aqueous film forming foam (AR-AFFF) is recommended for large methanol fires. Plant personnel must be trained in fire fighting.

•	A hot working permit must be issued and appropriate procedures followed for conducting hot work activities such as welding, grinding or using equipment that would produce sparks.

•	Since the flash point of methanol and ethanol is low, alcohol spills can result in a pool fire. It is recommended that spills be diluted with water.
For these reasons, any instrument that can create a spark in its normal operating mode is prohibited within the biodiesel production facility. Such instruments are cellular telephones, cameras, and remote control devices.
Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183
Larry Breeding — General Manager — lbreeding@westerniowaenergy.com
Joe Reed — Operations Manager — jreed@westerniowaenergy.com
Joe Neppl — Accountant — jneppl@westerniowaenergy.com
Jeanne Sorensen — Compliance Coordinator — jsorensen@westerniowaenergy.com
Kris Ziegmann — Scale Operator/Receptionist — kziegmann@westerniowaenergy.com
DISCLAIMER:
Statements made in this publication, other than statements of historical fact, about Western Iowa Energy, LLC’s future production, operations or other future prospects are forward-looking statements and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include, among others, risks associated with the biodiesel industry generally, and other risk factors as described in Western Iowa Energy, LLC’s filings with the Securities and Exchange Commission. Many of these factors are beyond Western Iowa Energy, LLC’s ability to control or predict. Western Iowa Energy, LLC disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.